UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2014, Crossroads Systems, Inc. (“Crossroads”) entered into an Amendment to the Common Stock Purchase Warrant (the “Warrant Amendment”) with CF DB EZ LLC (the “Warrantholder”), which is an affiliate of Fortress Credit Co LLC and Fortress Investment Group LLC (such affiliates together, “Fortress”).

The sole purpose of the Warrant Amendment was to remove the “full-ratchet” anti-dilution provision of the warrant (the “Warrant”) that Crossroads issued to the Warrantholder effective July 22, 2013 in connection with Crossroads’ entry into a loan transaction with Fortress. The Warrant entitles the Warrantholder to purchase 1,454,545 shares of Crossroads common stock at an exercise price of $2.0625 per share. As a result of the Warrant Amendment, the “full-ratchet” anti-dilution provision described below is no longer in effect.

Under the “full-ratchet” anti-dilution provision prior to the Warrant Amendment, subject to Crossroads stockholder approval, if Crossroads issued or was deemed to have issued additional shares of common stock, subject to certain exceptions, at a price per share less than the $2.0625 exercise price, then the exercise price of the Warrant would have been reduced to the consideration per share received by Crossroads for such issuance, but not less than the then current market price for the common stock, or in the event the additional shares were issued without consideration, Crossroads would be deemed to have received an aggregate of $0.001 of consideration for all additional shares issued or deemed to be issued. This “full-ratchet” anti-dilution provision would have expired no later than July 22, 2014 under the original terms of the Warrant.

The foregoing description of the Warrant Amendment is not complete and is qualified in its entirety by reference to the Warrant Amendment attached hereto as Exhibit 4.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Amendment, dated January 23, 2014, to Common Stock Purchase Warrant issued by Crossroads Systems, Inc. to CF DB EZ LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: January 24, 2014	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Amendment, dated January 23, 2014, to Common Stock Purchase Warrant issued by Crossroads Systems, Inc. to CF DB EZ LLC.